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                                                                   EXHIBIT 5.1
                      (WILLKIE FARR & GALLAGHER LETTERHEAD)

April   , 1995

Prime Hospitality Corp.
700 Route 46 East
Fairfield, New Jersey 07004

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

Prime Hospitality Corp. (the "Company") has requested our opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") relating to (i) the Convertible Subordinated Notes due 2002 of the Company (the "Notes") and (ii) the shares of Common Stock, par value $0.01 per share, of the Company, issuable upon conversion of the Notes (the "Shares"). The Notes will be issued under an Indenture (the "Indenture") to be entered into by the Company and Bank One, Columbus, N.A., National Association, as Trustee, (the "Trustee") and sold pursuant to the terms of an underwriting agreement to be executed by and among Montgomery Securities and Smith Barney Inc. (the "Underwriters").

We have examined copies of the Certificate of Incorporation and Bylaws of the Company, the Registration Statement, all resolutions adopted by the Company's Board of Directors and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials. In rendering this opinion, we have also assumed that there will be no changes in applicable law or facts between the date hereof and any date of issuance of Notes or Shares and that the provisions of all applicable federal and state securities laws have been complied with.

Based upon and subject to the foregoing, we are of the opinion that:

        1. The Notes have been duly authorized and, when duly executed, authenticated and delivered by or on behalf of the Company, duly authenticated by the Trustee and duly paid for by

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the Underwriters, will be binding obligations of the Company and entitled to the benefits of the Indenture; and

        2. The Shares have been duly authorized and duly reserved for issuance upon conversion of the Notes and, when issued and delivered pursuant to the terms of the Indenture, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement.

Very truly yours,


/s/ Willkie Farr & Gallagher